Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 61 Dated 03/29/2004
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNS1	$4,668,000.00	100%	0.625%	$4,638,825.00	FIXED	2.100%	SEMI-ANNUAL	04/15/2007	10/15/2004	$11.32	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNT9	$882,000.00	100%	1.000%	$873,180.00	FIXED	2.850%	QUARTERLY	04/15/2009	07/15/2004	$8.23	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNU6	$6,481,000.00	100%	1.500%	$6,383,785.00	FIXED	4.250%	SEMI-ANNUAL	10/15/2014	10/15/2004	$22.90	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNV4	$1,962,000.00	100%	1.750%	$1,927,665.00	FIXED	4.750%	SEMI-ANNUAL	04/15/2017	10/15/2004	$25.60	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2006 and every coupon date thereafter.. The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2006 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNW2	$10,058,000.00	100%	2.000%	$9,856,840.00	FIXED	5.000%	SEMI-ANNUAL	10/15/2021	10/15/2004	$26.94	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 10/15/2008 and every coupon date thereafter.. The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 10/15/2008 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RNX0	$15,864,000.00	100%	2.500%	$15,467,400.00	FIXED	5.125%	MONTHLY	04/15/2029	05/15/2004	$6.26	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 04/15/2009 and every coupon date thereafter.. The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 04/15/2009 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

GE Capital Corporation	Trade Date: March 29, 2004 @12:00 PM ET
Settle Date: April 01, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities, LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02